Exhibit 4.6




                        Amendment to Consultant Agreement

         Amendment to Consultant Agreement, made as of October 30, 2003 (this "Amendment") between Consumers Financial Corp. having its principal place of business located at 132 Spruce Street, Cedarhurst, NY 11516 (the "Corporation"), and Pinchas Gold, a private corporate consultant, whose principal place of business is located at 174 Broadway, Brooklyn, NY 11211 (the "Consultant").

         Whereas, the Corporation and the Consultant are parties to a Consultant Agreement dated as of September 12, 2003 (the "Consulting Agreement"; capitalized terms used herein not otherwise defined herein shall have the meanings ascribed to such terms in the Consulting Agreement) whereby the Consultant was to provide services to the Corporation on the terms and conditions contained therein;

         Whereas, the Corporation and the Consultant desire to amend the Consulting Agreement on the terms provided herein.

         Now, therefore, in consideration of the premises and of the mutual promises and covenants herein contained, the parties hereto agree as follows:

         1. Term. The Engagement Period shall be extended until January 31,
2004.

         2. Additional Compensation. In consideration for the services provided by the Consultant, the Corporation shall issue to the Consultant 330,000 shares of common stock of the Corporation. The Corporation shall use its best efforts to register such shares pursuant to an S-8 registration statement as soon as practical.

         3. Consulting Agreement. Except as otherwise provided herein, all the terms and conditions of the Consulting Agreement shall remain in full force and effect and be true and accurate as of the date hereof, including without limitation, Section 2.3 thereof regarding the services of the Consultant.

         4. Reference. On and after the date hereof, each reference in the Consulting Agreement to "this Agreement", "hereunder", "hereof", "herein" or words of like import, and each reference to the Consulting Agreement in any other agreement, document or other instrument, shall mean, and be a reference to the Consulting Agreement, as amended by this Amendment.

         5. Counterparts. This Amendment may be executed in counterparts and by facsimile, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

         6. Captions. The captions used in this Amendment are intended for convenience of reference only, shall not constitute any part of this Amendment and shall not modify or affect in any manner the meaning or interpretation of any of the provisions of this Amendment.

         7. Binding Effect. This Amendment shall be binding upon and inure to the benefit of the respective heirs, executors, administrators, representatives and the permitted successors and assigns of the parties hereto.

         8. Governing Law. This Amendment and the rights and obligations of the parties under this Amendment shall be governed by and construed in accordance


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with the laws of the State of New York, without regard to conflict of laws rules applied in such state.


         IN WITNESS WHEREOF, the parties hereto have executed the above Amendment as of the day and year first above written:


                                        Consumers Financial Corporation


                                        By: /s/ Jack Ehrenhaus
                                        ----------------------
                                              Name: Jack Ehrenhaus



                                        /s/ Pinchas Gold
                                        ----------------
                                        Pinchas Gold